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                 November 21, 2022

       Kiva Allgood
       Chief Executive Officer
       Sarcos Technology & Robotics Corp
       50 South 500 West, Suite 150
       Salt Lake City, Utah 84101

                                                        Re: Sarcos Technology &
Robotics Corp
                                                            Registration
Statement on Form S-3
                                                            Filed November 15,
2022
                                                            File No. 333-268399

       Dear Kiva Allgood:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Michael Nordtvedt